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                                                         Avon Products, Inc.
                                          Ratio of Earnings to Fixed Charges (in thousands)

                                                        Pursuant to Item 503
                                                           Regulation S-K

                                                                                                      Nine Months Ended
                                                               Year ended December 31,                  September 30,
                                                     ---------------------------------------------    -----------------
Description                                            1995     1996    1997       1998     1999        2000      1999
                                                     -------  -------  -------   -------   -------    -------   -------
Income before income taxes........................   465,024  510,445  534,882   455,866   506,581    455,890   285,384
     Interest expense.............................    34,600   33,200   35,500    34,700    43,161     65,114    27,751
     Amortization of debt discount, fees and
       expenses...................................       450      450      550       951     1,464      1,514     1,047
     Amortization of capitalized interest.........     3,060    3,060    3,060     3,060     3,060      2,295     2,295
     Lease rental expense representative of
       interest...................................    26,000   29,900   29,400    28,233    28,167     21,125    21,125
                                                     -------  -------  -------   -------   -------    -------   -------
Earnings before fixed charges.....................   529,134  577,055  603,392   522,810   582,433    545,938   337,602
                                                     =======  =======  =======   =======   =======    =======   =======

Fixed Charges

     Interest expense.............................    34,600   33,200   35,500    34,700    43,161     65,114    27,751
     Amortization of debt discount, fees and
       expenses...................................       450      450      550       951     1,464      1,514     1,047
     Lease rental expense representative of
       interest...................................    26,000   29,900   29,400    28,233    28,167     21,125    21,125
                                                     -------  -------  -------   -------   -------    -------   -------
Total Fixed Charges...............................    61,050   63,550   65,450    63,884    72,792     87,753    49,923
                                                     =======  =======  =======   =======   =======    =======   =======

Ratio of earnings to fixed charges................       8.7      9.1      9.2       8.2       8.0        6.2       6.8
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